BURNHAM LEASING CORPORATION
                                 60 Broad Street
                            New York, New York 10004


                                                August 18, 1986


Public Service Company of New Mexico
Alvarado Square
Albuquerque, New Mexico 87158

 Attention of J. D. Geist
   Chairman and President

                   Sale and Leaseback of an Undivided Interest
                 in Palo Verde Nuclear Generating Station Unit 2
                           Waiver of Deemed Loss Event

Dear Mr. Geist:

                We refer to the Participation Agreement, dated as of August 12, 1986, among Public Service Company of New Mexico, Burnham Leasing Corporation, Chemical Bank, in its individual capacity and as Indenture Trustee, The First National Bank of Boston, in its individual capacity and as Owner Trustee, and First PV Funding Corporation (the Participation Agreement), the Facility Lease dated as of the same date and the other Transaction Documents referred to in the Participation Agreement. Capitalized terms used herein without definition shall have the respective meanings set forth in Appendix A to the Participation Agreement.



6091.BURNHAM.1106.99B:l

                Such Appendix A includes a definition of the term "Deemed Less Event". With respect to any change enacted after the date hereof in the Price-Anderson Act, the Atomic Energy Act or any other Applicable Law, or the regulations of the NRC (or other Governmental Authority having jurisdiction) implementing any such change, which would otherwise constitute a Deemed Loss Event by virtue of clause (2) of such definition, we hereby waive such Deemed Loss Event for all purposes of the Facility Lease and the other Transaction Documents if, but only if , after giving effect to such change or interpretation: (a) the aggregate liability for a single Nuclear Incident of "persons indemnified" (within the meaning of Section 170(e) of the Atomic Energy Act; such Act, together with the regulations of the NRC or other Governmental Authority having jurisdiction implementing such Act, all as in effect on the Closing Date, being herein referred to as Existing Law) shall not exceed $6.563 billion (assuming 101 operating nuclear facilities participating in the deferred premium or similar plan referred to in clause (d) below and subject to adjustment (X) in an amount not exceeding $63 million for each increase or decrease in said number of operating nuclear facilities and (V) in an amount not exceeding the aggregate of all changes in the standard deferred premium to reflect the effects of inflation contemplated pursuant to clause (d) below): (b) the amount of primary insurance coverage available from commercial insurance underwriters on terms substantially equivalent (in the reasonable opinion of the owner Participant) to the terms in effect on the Closing Date under Existing Law and required to be maintained by licensees with respect to any single nuclear facility shall be at least equal to $160 million; (C) the amount of primary financial protection (excluding the primary insurance coverage referred to in clause (b) above) required of all licensees with respect to any single nuclear facility under Applicable Law shall not exceed $40 million; (d) the aggregate amount payable by all licensees of any single nuclear facility under any deferred premium or similar plan required under Applicable Law shall not exceed $63 million per Nuclear Incident (subject to an annual adjustment upward for each calendar year after the enactment of a change in Existing Law (if such



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

change increases the standard deferred premium) by an amount equal to, if specified by such change or otherwise by Applicable law, a percentage of (X) the annual percentage change during the immediately prior calendar year in the implicit price deflator for the Gross National Product published by the united States Department of Commerce or (V) the annual percentage change in the consumer  price index  since the  immediately  prior  calendar  year;  provided, however, that (i) in the event that Applicable Law shall not specify an inflation adjustment, then the inflation adjustment permitted by this parenthetical shall be that specified in the preceding sub-clause (X) and (ii) in the event that Applicable Law shall specify a standard deferred premium below $63 million, the inflation adjustment factor shall not be available to increase the standard deferred premium permissible under this clause (d) beyond $63 million until such lower deferred premium (as so inflated) equals or exceeds $63 million); (e) the aggregate amount payable by all licensees in any one year with respect to any one Nuclear Incident under any deferred premium or similar plan required under Applicable Law shall not exceed $12 million; (f) insurance or other financial protection shall be in effect under which the providers of such insurance or other financial protection shall agree to pay any amount payable by any licensee under any deferred premium or similar plan upon a default in such payment by such licensee up to a maximum aggregate amount for all such defaults in payment of not less than $30 million; (g) a mechanism in form and substance reasonably satisfactory to the Owner Participant shall be in effect under which the maximum potential liability of all Persons during any calendar year as a result of a Nuclear Incident shall not exceed the amount of insurance or other financial protection required to be available during such calendar year to pay all amounts which may become payable by any such Person, when and as they become payable, in respect of such liability; (h) the form and source (other than commercial insurance under-writers in respect of $160 million of primary insurance coverage and licensees of nuclear facilities in respect of deferred premiums) of insurance and other financial protection required under Applicable


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6091.BURNHAM.l106.99B:l

Law to be maintained in respect of liability arising from a Nuclear incident shall be reasonably satisfactory to the Owner Participant; (i) as a result of such change or interpretation, there shall be pa claim, liability or expense excluded from the limitation of liability established by Existing Law (through modification of the meaning of the phrases of "aggregate liability", "persons indemnified", "nuclear incident" or otherwise) or excluded (or the funding or payment thereof deferred) under commercially available insurance or other financial protection provisions provided for by Existing Law except, for purposes of this clause (i), to the extent and in the amount excluded pursuant to Existing Law; and (j) neither the Owner Trustee nor the Owner Participant shall be (in the opinion of independent counsel to the Owner Participant) exposed to any other increase in its real or potential liability with respect to a Nuclear incident, either during or subsequent to the Lease Term; provided, however that this waiver shall not continue beyond the date of enactment of the first change in the Price-Anderson Act, the Atomic Energy Act or any other Applicable Law relating to any of the issues set forth above and affecting licensees of nuclear facilities, but shall continue with respect to any regulations of the NRC adopted thereafter implementing such change. For purposes hereof, "nuclear facility" shall mean and refer to a facility designed for producing substantial amounts of electricity and having a rated capacity of 100,000 electrical kilowatts or more.

                Notwithstanding any other provision hereof, the waiver set forth herein shall automatically terminate in the event (i) the aggregate liability for a single Nuclear incident of "persons indemnified" (within the meaning of Section 170(e) of the Atomic Energy Act) shall equal or exceed, after giving effect to any adjustments pursuant to clause (a) above, $10 billion, or (ii) the aggregate amount payable by all licensees of any single nuclear facility under any deferred premium or similar plan required under Applicable Law shall equal or exceed, after giving effect to any adjustments to reflect the effects of inflation contemplated pursuant to clause (d) above, $97.03 million.



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6091. BURNHAM. 1106. 99B: 1

                This letter shall constitute a Transaction Document for all purposes of the Participation Agreement and the other Transaction Documents. The waiver contained herein shall be governed by, and construed in accordance with, the laws of the State of New York.


                                       BURNHAM LEASING CORPORATION


                                       by
                                           -----------------------
                                            Assistant Treasurer

Acknowledged and agreed
this 18th day of August, 1986.

PUBUC SERVICE COMPANY OF NEW MEXICO



by
    ------------------------------
     Vice President, Revenue
     Management



















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6091.BURNHAM. 1106. 99B: 1